                                 EXHIBIT 4.1






                              [GRAPHIC OMITTED]





                   AT FRANKFURT AM MAIN ON THIS JUNE 28, 2000


                     BEFORE ME THE UNDERSIGNED NOTARY PUBLIC
                               DR. HEINZ L. BAUER
                   WITH REGISTERED OFFICE AT FRANKFURT AM MAIN



THE FOLLOWING PARTIES APPEARED TODAY:

Purchase Agreement ADL GmbH                                               Page 2

1. Petra Urban, with business address c/o Bauer Gronen Kiesgen, 60486 Frankfurt am Main, Hamburger Allee 1, demonstrating identity to the notary public by means of her personal identity card;

         hereinafter not acting on her own behalf but representing

         a.  Franz Maier, Am Haidengraben 7, 79199 Kirchzarten, *2.2.1952

         b.  Eva Heidt, Stuhlinger Strasse 32, 79106 Freiburg, *23.3.1959

         c.  Joachim Hevler, Am Haidengraben 11, 79189 Kirchzarten, *24.3.1961

         authorized by written Power of Attorney, issued on June 23, 2000, bearing the seal of the undersigned notary public. The Power of Attorney was produced to the notary in its original form and a notarized copy hereof is attached as SCHEDULE 0 hereto.

2. Stephan Schmidt Esquire, with business address c/o SJ Berwin Knopf Tulloch, 60486 Frankfurt am Main, Hamburger Allee 1, demonstrating identity to the notary public by means of his personal identity card;

              hereinafter not acting on his own behalf but representing MATRITECH, Inc., with business address at 330 Nevada Street, Newton MA 02460 USA, authorized by written Power of Attorney, issued on June 20, 2000, bearing the seal of Julia S. Forbes, notary public, being certified by Apostille. The Power of Attorney was produced to the notary in its original form and a notarized copy hereof is attached as SCHEDULE 1 hereto.



At the request of the persons appearing this notarial deed is executed in the English language, which the persons appearing are sufficiently capable of.

The notary inquires of the persons appearing whether he has been concerned with the matter as defined in ss. 3 Abs. 1 Nr. 7 BeurkG. They declare that this is not the case.

The persons appearing requested notarization of the following

Purchase Agreement ADL GmbH                                               Page 3

                                    AGREEMENT

                for the sale and purchase of the entire shares in

                          ADL-VERTRIEBSGESELLSCHAFT mbH
        GESELLSCHAFT FUR ALLERGIE, DIAGNOSTIKA UND LABORKONZEPTE ("ADL")

Purchase Agreement ADL GmbH                                               Page 4

                                TABLE OF CONTENTS

    Article I  Recitals................................................................... 5
    1      Introduction................................................................... 5
    2      Interpretation................................................................. 6
    3      Liability...................................................................... 7

    Article II  Sale and-Purchase......................................................... 7
    4      Sale and Assignment, Effective Date............................................ 7
    5      Consideration And Call Option.................................................. 8

    Article III  Representations and Warranties...........................................12
    6      General........................................................................12
    7      Representations and Warranties of Sellers with respect to
           the Shares, ADL and the ADL Business ..........................................12
    9      Representations and Warranties of Sellers with respect to
           the Acquisition Consideration .................................................27

    Article IV  Indemnification...........................................................29
    10     Indemnification by the Sellers, Payment........................................29
    11     Notification of Claims; Election to Defend.....................................31
    12     Notification of transfer of shares.............................................32
    13     Supplementary Contracts, Ancillary Documentation...............................33
    15     Notices........................................................................33
    16     Governing Law, Language, Place of Jurisdiction.................................34
    17     Announcements..................................................................34
    18     Fees and Expenses..............................................................35
    19     Loan Agreement.................................................................35
    20     Entire Agreement...............................................................36
    21     Severability...................................................................36

Purchase Agreement ADL GmbH                                               Page 5

                                    ARTICLE I
                                    ---------

                                    RECITALS

1          INTRODUCTION

1.1 ADL, which has its corporate domicile at Freiburg, Germany, and is registered in the Commercial Register of the municipal court of Freiburg under Ref.-No. HRB 5009 ("ADL"), is engaged in the business of the import, export and sale of equipment, tests and software for laboratories in the field of human, veterinary and environmental analysis especially in the areas of allergy and test-tube diagnostics, including service support, logistics and sales (the "ADL BUSINESS").

1.2 Franz Maier, Eva Heidt and Joachim Hevler (collectively, the "SELLERS") collectively own 100% of the issued share capital of ADL, which is in the total amount of 200,000DM (the "ADL SHARE CAPITAL"). Each Seller holds property in the following number of shares of the ADL Share Capital:


 -------------------------------------------------------------------------------

      NAME OF SHAREHOLDER          NUMBER OF SHARES      VALUE OF SHARES IN DM
 -------------------------------------------------------------------------------
          Franz Maier                     1                     43,000
 -------------------------------------------------------------------------------

                                          1                     30,000
 -------------------------------------------------------------------------------

                                          1                     12,500
 -------------------------------------------------------------------------------

                                          1                     10,000
 -------------------------------------------------------------------------------

                                          1                      7,000
 -------------------------------------------------------------------------------

                                          3                      5,000
 -------------------------------------------------------------------------------

                                          1                      2,500
 -------------------------------------------------------------------------------

           Eva Heidt                      1                     30,000
 -------------------------------------------------------------------------------

Purchase Agreement ADL GmbH                                               Page 6



                                          1                      5,000
 -------------------------------------------------------------------------------

                                          1                      5,000
 -------------------------------------------------------------------------------

        Joachim Hevler                    1                     40,000
 -------------------------------------------------------------------------------


1.3 The aforementioned shares represent 100% of the totally paid up and outstanding share capital of ADL.

1.4 ADL is currently managed by a team made up of Franz Maier, Eva Heidt and Joachim Hevler.

1.5 MATRITECH, Inc., a corporation organized under the laws of the State of Delaware, USA (the "PURCHASER" or "MATRITECH") wishes to acquire all the shares referred to in Section 1.2 hereof (the "SHARES") from the Sellers by means of this purchase agreement (the "PURCHASE AGREEMENT") pursuant to the terms and conditions hereof.

2          INTERPRETATION

2.1 In this Purchase Agreement (including the Introduction and the Schedules), the following expressions shall have the following meanings:

           Business Days        means German business days

           BGB                  means the German Civil Code

           HGB                  means the German Commercial Code

           Domestic             means the Federal Republic of Germany

Purchase Agreement ADL GmbH                                               Page 7

3          LIABILITY

3.1 The Sellers shall assume collective liability for their respective obligations incurred under the terms of this Purchase Agreement according to Sections 421 ff. BGB.

NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein, it is hereby agreed as follows:


                                  ARTICLE II
                                  ----------

                              SALE AND PURCHASE

4          SALE AND ASSIGNMENT, EFFECTIVE DATE

4.1        The Sellers hereby sell their respective Shares as set out in Section
           1.2. to the Purchaser who agrees to hereby purchase the respective Shares. The Sellers hereby assign their respective Shares to the Purchaser as of 12 pm today (the "EFFECTIVE DATE"). The Purchaser hereby assumes the respective Shares (Annahme der Abtretung) with effect from the Effective Date. For the avoidance of doubt: Among other things, all issued share capital and additional equity shall thereby be transferred to the Purchasers.

4.2 Each Seller hereby undertakes with the Purchaser at the request of the Purchaser to do or procure to be done all such further acts and things and execute or procure to be executed all such further deeds and documents as may be necessary or desirable fully and effectively to vest in the Purchaser the legal and beneficial ownership of the Shares and the benefits of this Purchase Agreement and any document specified herein and, pending such vesting, a Seller shall hold such Shares and benefits in trust

Purchase Agreement ADL GmbH                                               Page 8


           for the Purchaser and shall receive all monies in connection therewith as trustee of the Purchaser and shall account to the Purchaser forthwith on receipt.

                                 ARTICLE III
                                 -----------
                          ACQUISITION CONSIDERATION
                          -------------------------

5          CONSIDERATION AND CALL OPTION

5.1. In consideration for the sale and assignment of the Shares to the Purchaser, the Purchaser shall procure the issue to the Sellers in proportion of their respective shareholdings in ADL of that number of shares of the non-registered Common Stock of MATRITECH, $.01 par value (the "MATRITECH STOCK"), valued at the average of the quoted closing prices from 18 May 2000 through 16 June 2000 on the NASDAQ Stock Market (the "MARKET PRICE") at DM240,000 in aggregate (the "INITIAL CONSIDERATION"). The aggregate Consideration shall be split so that the Sellers receive MATRITECH Stock in the value of

           Franz Maier                               144,000DM

           Eva Heidt                                  48,000DM

           Joachim Hevler                             48,000DM.

           At the Effective Date the Purchaser shall pay to the Sellers the Initial Consideration by means of delivery of the respective share certificates to the Sellers. For the purposes of establishing the value of the Consideration in US dollars, the exchange rate is deemed to be $1 = DM2.0532, being the dollar spot rate published in the Financial Times newspaper of 16 June 2000.

Purchase Agreement ADL GmbH                                               Page 9


5.1.1 A second payment (the "ADDITIONAL CONSIDERATION") will be made 60 days after the completion of a financial audit of ADL for the fiscal year ended December 31, 2000. This payment will be calculated by multiplying 20% by the increase in year 2000 revenues over year 1999 revenues of DM3,580,000,--. If year 2000 revenues exceed DM4,395,000,-- the amount of the excess over 4,395,000,-- will be multiplied by 40% and this result will be added to the Additional Consideration.

5.1.2 This Additional Consideration, if any, shall be paid to the Sellers in shares of MATRITECH Stock the number of which shares will be determined by dividing the payment amount by the same Market Price used to calculate the payment in Section 5.1, pro rata in the same proportions as the Initial Consideration is shared among the Sellers. The Initial Consideration and the Additional Consideration are collectively referred to as the "CONSIDERATION."

           The Sellers agree that they will not sell, assign, transfer, pledge or otherwise dispose of any of the shares of MATRITECH Stock received by them under this Purchase Agreement prior to the first anniversary of the Effective Date or while any of such shares are subject to the Call Option described in Section 5.2. Thereafter the Sellers agree that they will only sell or dispose of such shares in accordance with the terms of this Purchase Agreement and applicable securities laws.

 5.2. The Sellers - each separately - herewith grant the Purchaser a call option (the "CALL OPTION") in the event of them leaving ADL, under the circumstances described in Section 5.3, as follows:

           Conditionally subsequent to and subject to (unter der aufschiebenden Bedingung) the occurrence of a Trigger Event (as defined below) each Seller herewith offers for sale to the Purchaser all or part of his MATRITECH Stock received as the Consideration under the following terms:

           (i) In the event that a Trigger Event occurs with respect to a Seller on or before the first anniversary of the Effective Date, the Call Option

Purchase Agreement ADL GmbH                                              Page 10

                    will cover all MATRITECH Stock received by that Seller as Consideration at a price of 5% of the quoted price of such MATRITECH Stock on the NASDAQ Stock Market at the close of business on the day the Trigger Event occurs or the next business day, if such Trigger Event does not occur on a business day;

           (ii) In the event that a Trigger Event occurs with respect to a Seller after the first anniversary but on or before the second anniversary of the Effective Date, the Call Option will cover 67% of all MATRITECH Stock received by that Seller as Consideration at a price of 5% of the quoted price of such MATRITECH stock on the NASDAQ Stock Market at the close of business on the day the Trigger Event occurs or the next business day, if such Trigger Event does not occur on a business day;

           (iii) In the event that a Trigger Event occurs with respect to a Seller after the second anniversary but on or before the third anniversary of the Effective Date, 33% of all MATRITECH Stock received as Consideration by that Seller at a price of 5% of the quoted price of such MATRITECH shares on the NASDAQ Stock Market at the close of business on the day the Trigger event occurs or the next business day, if such Trigger Event does not occur on a business day.

           All such offers may be accepted by the Purchaser within 4 weeks by written notice to the Sellers who is subject to the Trigger Event separately and any sale shall be completed on receipt of such notice. The Seller shall take all such actions as necessary and or appropriate to transfer title in such shares to the Purchaser. The Purchaser shall be entitled, at its sole discretion, to provide any consideration due to any seller under the Call Option either in kind by means of delivering MATRITECH stock or by making payments in cash. MATRITECH stock is to be valued as provided for in 5.2. (i - iii). The exchange rate for cash shall be the US dollar spot exchange rate published in the Financial Times newspaper of the day the Trigger event occurs or of the next business day if such Trigger event does not occur on a business day.

Purchase Agreement ADL GmbH                                              Page 11

           If a Seller becomes obligated to sell any MATRITECH Stock to the Purchaser under the Call Option and fails to deliver such MATRITECH Stock in accordance with the terms of this Purchase Agreement, the Purchaser may, at its option, in addition to all other remedies it may have, send to the Seller the purchase price for such MATRITECH Stock as is herein specified. Thereupon, MATRITECH upon written notice to the Seller, (a) shall cancel on its books the certificate or certificates representing the MATRITECH Stock to be sold under the Call Option and (b) shall issue, in lieu thereof, a new certificate or certificates representing such MATRITECH Stock, and thereupon all of the Seller's rights in and to such MATRITECH Stock shall terminate.

           The obligations of the Sellers to transfer title in shares and/or cash to the Purchaser and the obligations of the Purchaser to transfer title in shares and/or cash to the Sellers as provided in this clause 5.2. shall be due 2 weeks following the receipt of the exercise notice by the Sellers.

           In the event of a Call Option being exercised on the MATRITECH Stock held by a single Seller, the shareholdings of the remaining two Sellers shall be unaffected.

           This Call Option shall expire in its entirety on the first business day following the third anniversary of the Effective Date.

5.3. A Trigger Event for the purpose of this Purchase Agreement shall be deemed to occur:

           If a Seller ceases to work for or provide services to ADL be it as an employee, managing director, consultant or in any other comparable capacity if (1) he leaves of his own accord without the consent of the Purchaser before the third anniversary of the Effective Date or
           (2) ADL terminates the contract or otherwise dismisses such Seller with good legal reason (wirksame Kundigung) such termination or dismissal becoming effective before the third anniversary of the Effective Date. For the avoidance of doubt: In case the shareholders of the Company resolve to wind up the ADL for other reasons than its insolvency, or in case of an insolvency caused by

Purchase Agreement ADL GmbH                                              Page 12

           the withdrawal of loans or other finance instruments by the Purchaser before maturity or in violations of a financing agreement, or in case that ADL closes down its business (Aufgabe des Geschaftsbetriebs) and the Sellers leave ADL because of such events before the third anniversary of this Agreement, such events shall not be deemed to be a Trigger Event.


                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES


                     (Zusicherungen und Garantieversprechen)



6          GENERAL


6.1 Each representation and warranty in this Purchase Agreement is a separate and independent representation and warranty in relation to each of the statements in the representation and warranty and no such statement shall be limited by reference to any other such statement or by the other terms of this Purchase Agreement.

6.2 Unless expressly stated to the contrary, each representation and warranty in this Purchase Agreement shall be deemed given as of the Effective Date. The same shall apply to the contents of and listings in the Schedules attached hereto.



7 REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE SHARES, ADL AND THE ADL BUSINESS


7.1 The Sellers, jointly and severally, represent and warrant to Purchaser each of the representations (Zusicherung einer Eigenschaft) and warran-

Purchase Agreement ADL GmbH                                              Page 13


           ties (selbstandige Garantieversprechen) contained in this Section 7, each of which shall constitute an independent liability to the Sellers.

7.2 ADL is a limited liability corporation duly organized and validly existing under the German GmbH Act. ADL has the requisite corporate power and authority to carry on the ADL Business as it is currently conducted and is duly qualified or licensed to do the ADL Business, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Incorporation (Handelsregisterauszug) and the Articles of Incorporation of ADL as in effect on the date hereof are attached as SCHEDULE 7.2 hereto.


7.3 The Sellers have the necessary power and authority to execute and deliver this Purchase Agreement and to perform the transactions contemplated hereby. The execution and delivery hereof and the performance of the transactions contemplated hereby by the Sellers have been duly authorized and approved by ADL's shareholders, and no other corporate or shareholder proceedings on the part of ADL, its management board or the shareholders of ADL is necessary to authorize or approve this Purchase Agreement or to perform the transactions contemplated hereunder. This Purchase Agreement constitutes a valid and binding obligation on each Seller, enforceable against each Seller in accordance with the terms contained herein.

7.4 The ADL Share Capital consists of DM200,000, all of which is validly issued and legally and beneficially held by the Sellers. All the ADL Share Capital was issued in accordance with applicable laws, in particular the German GmbH Act. There are no options, warrants, calls, convertible notes, agreements, commitments or other rights (the "STOCK RIGHTS") outstanding or coming into effect after the Effective Date that would obligate ADL or any of the Sellers to issue, deliver or sell shares of the ADL Share Capital, or to grant, extend or enter into any such Stock Right.

Purchase Agreement ADL GmbH                                              Page 14


7.5 Each Seller represents and warrants that all of the Shares are (i) validly issued and fully paid up and (ii) free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature (any of the foregoing, a "LIEN"), as at the Effective Date or coming into effect after the Effective Date, and no redemption of share capital pursuant to Section 30 of the German GmbH Act of any kind whatsoever has occurred from the time of incorporation of ADL to the Effective Date, and (iii) that the Purchaser will obtain good and marketable title to the Shares and (iv) that the SCHEDULE 7.5 attached hereto contains a comprehensive and correct description of the development of shareholding in ADL GmbH including capital in-/ decreases and transfer of shares.

7.6 ADL has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "ENTITY").

7.7 None of the Sellers or their own family members respectively (including a spouse, or lineal descendent of any of the foregoing), has any direct or indirect interest or shareholding in any Person (as hereinafter defined) or material customer, supplier or competitor of ADL, or in any Person from whom or to whom ADL leases any real or personal property, or in any other Person with whom ADL is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Effective Date or proposed, other than the ownership of stock of a company which is listed on a recognized stock exchange.

7.8 Neither (i) the execution and delivery of this Purchase Agreement by the Sellers, (ii) the consummation by the Sellers of the transaction contemplated hereby nor (iii) compliance by the Sellers with any of the provisions hereof will

           (a)    conflict with or violate the Articles of Incorporation of ADL;

Purchase Agreement ADL GmbH                                              Page 15


           (b) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other party any right of termination, amendment, acceleration or cancellation of, any contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which ADL is a party or by which ADL or any of its properties or assets may be bound or affected;

           nor, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, will

           (c) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to ADL or any of the Sellers, or by which ADL or any of its properties or assets may be bound or affected; nor

           (d) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "CONSENT"), (i) any domestic government or subdivision thereof, or any domestic administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, (any of the foregoing, a "GOVERNMENTAL ENTITY"); or (ii) any other individual or Entity (collectively, a "PERSON").

7.9 Sellers have heretofore furnished the Purchaser with a true and complete copy of:

                  The unaudited financial statements of ADL for the years ended 1998 and 1999 as well as the unaudited financial statement of ADL Distribution GmbH 1997

           (referred to as the "ADL FINANCIAL STATEMENTS").

           Except as disclosed therein, the ADL as well as the merged ADL Distribution GmbH Financial Statements have been prepared in accordance with German accounting principles (Grundsatze ordnungsgemasser Buchfuhrung und Bilanzierung) consistently followed throughout the peri-

Purchase Agreement ADL GmbH                                              Page 16


           ods indicated, and represent fairly, in all material respects, the financial position and operating results of ADL and ADL Distribution as of the dates specified above. As far as potential liabilities (Haftungsverhaltnisse) are not accounted for in the balance sheet, the amount is reflected otherwise in the financial statements.

7.10       Since December 31, 1999

           (a) ADL has not entered into any transaction that was not in the ordinary course of business (gewohnlicher Geschaftsgang);

           (b) except for sales of goods and services in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of ADL;

           (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any Seller in respect of his share, whether in cash in DM or in property, and (ii) no purchase or redemption of any share of the share capital of ADL;

           (d) there has been no declaration, payment, or commitment for the payment by ADL of a bonus or other additional salary, compensation, severance, or benefit to any employee of ADL that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business and disclosed in writing to the Purchaser;

           (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by ADL, or waiver of any right of ADL in excess of 5.000DM in the aggregate;

           (f) there have been no capital expenditures in excess of 5.000DM for any single item, or 50.000DM in the aggregate;

           (g) so far as the Sellers are aware after having made all due and careful enquiry to ascertain, there has been no change in accounting meth-

Purchase Agreement ADL GmbH                                              Page 17


                  ods or practices or revaluation of any asset of ADL in excess of 5.000DM for any single asset, or 25.000DM in the aggregate;

           (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the ADL Business or the operations of ADL;

           (i) there has been no loan by ADL, or guarantee by ADL of any loan, to any employee, manager or officer of ADL or to any other person or Entity;

           (j) ADL has not ceased to transact business with any customer that represented more than 5% of the annual gross revenues of ADL, nor has ADL received notice from, or become otherwise aware that, any such customer intends to cease transacting business with ADL;

           (k) there has been no termination of employment or resignation of any key employee or key freelancer, manager or officer of ADL, and, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, no such termination or resignation is likely or threatened;

           (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the ADL Business, to which ADL is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby;

           (m) ADL has not failed to satisfy any of its debts, obligations or liabilities related to the ADL Business or the assets of ADL as the same become due and owing (except for ADL Accounts Payable (as defined in Section 7.27 hereof) payable in accordance with past practices and in the ordinary course of business);

           (n) there has been no agreement or commitment by ADL to do any of the foregoing; and

           (o) so far as the Sellers are aware after having made all due and careful enquiry to ascertain, there has been no other event or condition of any character pertaining to and materially and adversely affecting (or

Purchase Agreement ADL GmbH                                              Page 18

                  which could be reasonably be expected to materially and adversely affect) the assets, business or financial position of ADL.

7.11 Except as set forth on SCHEDULE 7.11 hereto, ADL has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, but not limited to, any liability or obligation on account of taxes, to the social security system or any governmental charge or penalty, interest or fine.
           In addition, Franz Maier agrees to indemnify as of the Effective Date the Purchaser and/or ADL as required for any existing or future liabilities to MBG or any third party arising out of the loan facility for DM 100,000 granted by Mittelstandige Beteiligungsgesellschaft Baden-Wurtemberg mbH, Stuttgart (MBG) to ADL that took effect from 1 June 1999 (the "MBG Loan"). Such indemnification covers re-payments of both capital and interest and any other charges levied in connection with the MBG Loan, and shall continue to apply if the MBG Loan is terminated or called in at short notice for whatever reason.

7.12 Except as provided for in SCHEDULE 7.12, ADL has good and marketable title to all tangible property and assets used in the ADL Business, and good and valid title to its leasehold interests in such property and assets, in each case, free and clear of any and all Liens.

7.13 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, correct and up to date list of all items of tangible personal property (including technical and computer hardware) necessary for or used in the operation of the ADL Business in the manner in which it has been and is now operated by ADL (the "ADL EQUIPMENT"), except for personal property having a net book value of less than 1.000 DM. Each material item of ADL Equipment is in good condition and repair, ordinary wear and tear excepted.

7.14 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, complete and up to date list of all material proprietary technology, patents, patent rights, trademarks,

Purchase Agreement ADL GmbH                                              Page 19


           trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by ADL in the conduct of the ADL Business together with trade secrets and know how used in the conduct of the ADL Business (the "ADL INTELLECTUAL PROPERTY RIGHTS"). ADL owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the ADL Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, so far as the Sellers are aware after having made all reasonable enquiry to ascertain, are threatened that ADL is infringing or otherwise adversely affecting the intellectual property rights of any Person. So far as the Sellers are aware after having made all reasonable enquiry to ascertain, no Person is infringing the rights of ADL with respect to any ADL Intellectual Property Right. Neither the Sellers, nor ADL or so far as the Sellers are aware after having made all due and careful enquiry to ascertain, any employee, agent or independent contractor of ADL, in connection with the performance of such Person's services with ADL, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

7.15 The Sellers have furnished to the Purchaser in contemplation of the entering into of this Purchase Agreement a true, complete and up to date list of all material computer software used by ADL in the conduct of the ADL Business (the "ADL SOFTWARE"). ADL currently licenses, or otherwise has the legal right to use, all of the ADL Software (including any upgrade, alteration or enhancement with respect thereto), and all of the ADL Software is being used in compliance with any applicable license or other agreement.

7.16 SCHEDULE 7.16 hereto sets forth a list of all leases pursuant to which ADL leases, as lessor or lessee, real or personal property used in operating the ADL Business or otherwise (the "ADL LEASES"). Copies of the ADL Leases, all of which have previously been provided to Purchaser, are true,

Purchase Agreement ADL GmbH                                              Page 20

           complete and up to date copies thereof. All of the ADL Leases are valid, binding and enforceable against ADL and, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, against the other parties thereto, in accordance with their respective terms, and there is not under any such ADL Lease any existing default by ADL, or, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. ADL has not received notice that the lessor of any of the ADL Leases intends to cancel, suspend or terminate such ADL Lease or to exercise or not exercise any option thereunder.

7.17 The Sellers have been provided with a Due Diligence Request List (the "DD-List", SCHEDULE 7.17.1), dated June 2/3, 2000 and have thereupon declared that the issues crossed out in this List are not applicable as to the business and or the shares of ADL. The handwritten remarks have been made on behalf of the Sellers. They have provided subsequently all the documents listed in the Due Diligence Documents Received List ("DDDR-List", SCHEDULE 7.17.2). True and complete copies of all material ADL Contracts (or a true and complete narrative description of any oral ADL Contract) have previously been provided to the Purchaser. Any Distributorship or Agency Agreement entered into by or on behalf of ADL which is still in force shall be deemed a material ADL Contract. Neither ADL nor, so far as the Sellers currently are aware, any other party to any of the ADL Contracts are in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the ADL Contracts. Neither ADL nor, so far as the Sellers currently are aware after having made all reasonable enquiry to ascertain, any other party to any of the ADL Contracts have waived any right they may have under any of the ADL Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of ADL. All of the ADL Contracts constitute valid and binding obligations of ADL, enforceable in accordance with their respective terms, and,

Purchase Agreement ADL GmbH                                              Page 21

           so far as the Sellers currently are aware after having made all reasonable enquiry to ascertain, of the other parties thereto.

7.18 SCHEDULE 7.18 hereto sets forth a list of the name of each manager and officer of ADL and the position(s) held by each.

7.19 The Sellers have previously provided the Purchaser with a true and complete copy of the payroll report of ADL dated May 24, 2000, showing all employees of ADL and their levels of compensation as at such date, other than bonuses and other extraordinary payments, all of such bonuses and extraordinary payments are set forth in SCHEDULE
           7.19.1 hereto. ADL has paid all compensation required to be paid to employees of ADL on or prior to the Effective Date other than compensation accrued in the current pay period as specified in
           SCHEDULE 7.19.2 hereto.

7.20 There is no suit, action, claim, investigation or proceeding, pending or, so far as the Sellers are aware after having made all due and careful enquiry to ascertain, threatened against or affecting ADL or the ADL Business, nor is there any judgment, decree, injunction or order of any applicable domestic Governmental Entity or arbitrator outstanding against ADL.

7.21 Except as disclosed in SCHEDULE 7.21 hereto, there are no employee benefit plans, agreements or arrangements maintained by ADL, including (i) pension schemes (Pensionszusagen); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "ADL BENEFIT PLANS"). All ADL Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of ADL under any ADL Benefit Plan.

7.22 There are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, so far as the Sellers are currently aware, threatened, relating to or affecting the ADL Business. So far as the Sellers are aware after having made all due and careful enquiry to ascer-

Purchase Agreement ADL GmbH                                              Page 22


           tain, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

7.23 ADL has duly and timely filed all federal, state and local income, wage, franchise, excise, real and personal property and other tax and social security returns and reports, including extensions, required to have been filed by ADL on or prior to the Effective Date. ADL has duly and timely paid all taxes and other governmental or social security charges, and all interest and penalties with respect thereto, required to be paid by ADL on or prior to the Effective Date (whether by way of withholding or otherwise) to any federal, state, local or other taxing or social security authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the ADL Financial Statements). The Sellers warrant and represent that the company has not paid any amounts that could be regarded as hidden profit distribution. Further, the sellers warrant and represent a total loss carry forward for corporation tax purposes available to ADL GmbH for the year 2000 onwards in the amount of DM 655.000 and for trade tax purposes in the amount of DM 200.000,-- until December 31, 1998. ADL was duly and timely eligible to any and all VAT-input tax (Vorsteuer nach ss. 15 Umsatzsteuergesetz) whether resulting in a VAT-refund or in a reduction of ADL's VAT liability filed in preliminary or annual VAT-returns of ADL on or prior to the Effective Date. As of the Effective Date, all deficiencies proposed as a result of any audit have been paid or settled.

7.24 ADL holds all material permits, licenses, variances, exemptions, orders and approvals of all domestic Governmental Entities necessary to own, lease or operate all of the assets and properties of ADL, as appropriate, and to carry on the ADL Business as now conducted (the "ADL PERMITS"). ADL in all material respects complies with all applicable laws, ordinances and regulations and the terms of the ADL Permits. SCHEDULE 7.24 hereto sets forth a true, complete and up to date list of all ADL Permits, true and complete copies of which have previously been provided by the Sellers to the Purchaser, and unless otherwise indicated, none of the ADL Permits

Purchase Agreement ADL GmbH                                              Page 23

           are affected by the entering into of this Purchase Agreement and the performance of the transactions contemplated hereunder.

7.25 No broker or finder is entitled to any broker's or finder's fee or other commission payable by ADL in connection with the transactions contemplated hereunder.

7.26 All accounts, notes, contracts and other receivables of ADL (collectively, "ADL ACCOUNTS RECEIVABLE") (alle Vermogensgegenstande des Umlaufvermogens gemass ss. 266 Abs. 2 B. II, III. 3. und IV.
           HGB von ADL) were acquired by ADL in the ordinary course of business arising from bona fide transactions. So far as the Sellers are currently aware, there are no set-offs, counterclaims or disputes asserted with respect to any ADL Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the ADL Financial Statements and, subject to such reserve, and so far as the Sellers are aware after having made internal enquiry to ascertain, all ADL Accounts Receivable are collectible in full.

7.27 All material accounts, notes, contracts and other amounts payable of ADL (collectively, "ADL ACCOUNTS PAYABLE") (alle Verbindlichkeiten gemass ss. 266 Abs. 3 C. HGB von ADL) are currently within their respective terms, and are neither in default nor otherwise overdue by more than 90 days with exception of issues listed in SCHEDULE 7.27.. The Sellers have previously provided the Purchaser with a true and complete aged debtor report prepared as of 30 June 1998 which shows the time elapsed since the invoice date for all ADL Accounts Payable as at that date.

7.28 The insurance policies of ADL, in full force and effect, (the "ADL INSURANCE POLICIES") are listed on SCHEDULE 7.28 hereto and ADL

           (a) is not in default regarding the provisions of any ADL Insurance Policy;

           (b)    has paid all premiums due thereunder; and

           (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

Purchase Agreement ADL GmbH                                              Page 24


7.29 ADL has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the Federal Republic of Germany, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

7.30       As of the Effective Date, the ADL Debt is not in excess of DM635,000.

7.31 For the period commencing on 31 December 1999 and ending on the Effective Date ADL has not directly or indirectly incurred any debt or made any guarantee outside its ordinary course of business exceeding the amount of 5.000 DM in aggregate.

7.32 No statement of fact by any Seller contained herein and no written statement of fact furnished by ADL or any Seller to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

7.33 As of 31.12.1999, the Equity Deficit (der durch Eigenkapital nicht gedeckte Fehlbetrag) was DM 257. 056, 94. The Adjusted Equity Deficit as of Effective Date (as defined in Schedule 7.33) is not greater than DM110,000.

7.33.1 As of the Effective Date, there are no environmental hazards (Altlasten), contaminations of any kind, or other hazards as addressed in BBodSchG (jegliche relevante Beeintrachtigungen im Sinne des Bundesbodenschutzgesetzes) of or on the premises of ADL.



8 REPRESENTATIONS AND WARRANTIES OF PURCHASER WITH RESPECT TO THE ACQUISITION CONSIDERATION

8.1 The Purchaser represents and warrants, to each of the Sellers individually, the following representations and warranties contained in this Section 8.

8.2 The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA. The Purchaser

Purchase Agreement ADL GmbH                                              Page 25


           has the requisite corporate power and authority to carry on its business as it is currently conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the Company.

8.3 The Purchaser has the necessary corporate power and authority to execute and deliver this Purchase Agreement and to perform the transactions contemplated hereby. The execution and delivery hereof and the performance of the transactions contemplated hereby by Purchaser have been duly and validly authorized and approved by its board of directors, and no other corporate or shareholder proceedings on the part of the Purchaser, or its board of directors or shareholders, are necessary to authorize or approve this Purchase Agreement or to perform the transactions contemplated hereby. This Purchase Agreement constitutes a valid and binding obligation on the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

8.4 The execution and delivery of this Purchase Agreement by the Purchaser, the performance by the Purchaser of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof, will not in any material sense:

           (a) conflict with or violate the Certificate of Incorporation or Bylaws of the Purchaser;

           (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Purchaser, or by which the Purchaser or its properties or assets may be bound or affected;

           (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default)

Purchase Agreement ADL GmbH                                              Page 26

                  under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected;

           (d) result in the creation of any Lien on any of the property or assets of the Purchaser.



8.5 As of the date hereof, the authorized capital stock of Purchaser consists of 40,000,000 shares of Common Stock, $01 par value, of which 24,908,635 shares were issued and outstanding as of 31 March 2000, and 4,000,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued and outstanding.

8.6 When delivered to the Sellers in accordance with the terms hereof, the MATRITECH Stock will be (i) duly authorized, fully paid and non-registered and (ii) free and clear of all Liens other than restrictions imposed by this Purchase Agreement and by US federal and state securities laws.

8.7 Purchaser has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

8.8 The Purchaser warrants that it will, not later than the first business day following the first anniversary of the Effective Date, do all such things necessary to permit the Sellers to sell on the NASDAQ Stock Market or otherwise transfer the shares of MATRITECH Stock received under this Purchase Agreement, if and when such shares cease to be subject to any Call Option, in particular by doing away with any stop orders with

Purchase Agreement ADL GmbH                                              Page 27


           MATRITECH's transfer agent and, if such shares are not eligible for resale on the NASDAQ Stock Market under Rule 144, Regulation S or other applicable exemption under the U.S. Securities Act of 1933 (the "SECURITIES ACT"), by registering such shares for resale under the Securities Act.



9 REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE ACQUISITION CONSIDERATION


9.1        Each Seller represents that he

           (a) is a German national and not a "U.S. person" as such term is defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986 or in the rules under the Securities Act, nor is the Seller located in the United States and or acquiring the shares of MATRITECH Stock for the account or benefit of a U.S. person; the Seller has not offered, sold, or entered into any transaction (e.g., the purchase of any put or sale of any call) involving the sale or potential sale of any of the shares in the United States or to U.S. persons;

           (b) has been offered and is acquiring the MATRITECH Stock outside the United States and solely for his own account and benefit for investment and not with a view to, or for sale in connection with, any distribution thereof; and

           (c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any MATRITECH Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) in the United States or to or for the benefit or account of any U.S. person, or otherwise, or conduct any hedging transaction involving MATRITECH Stock, except in compliance with the Securities Act and Regulation S or the other rules and regulations thereunder, and other applicable laws, rules and regulations.

                  It is understood and agreed by the parties hereto that MATRITECH is required to refuse to register any transfer of MATRITECH Stock not made in accordance with the provisions of said Regulation S, or pur-

Purchase Agreement ADL GmbH                                              Page 28


                  suant to registration under the Securities Act or to an exemption therefrom.

9.2        Each Seller acknowledges that

           (a) the MATRITECH Stock received by him hereunder has not been registered under the Securities Act;

           (b) the MATRITECH Stock may be required to be held for a period of up to three years, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or Regulation S or another exemption from such registration is available;

            (c) restrictive legends shall be placed on the certificates representing MATRITECH Stock; and

           (d) a notation shall be made in the appropriate records of the Purchaser's transfer agent indicating that the shares of MATRITECH Stock issued under this Purchase Agreement are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to such transfer agent with respect to such shares of MATRITECH Stock.

9.3        Each Seller represents and warrants that

           (a) his financial situation is such that he can afford to bear the economic risk of holding the MATRITECH Stock acquired by him hereunder for an indefinite period;

           (b) he can afford to suffer the complete loss of such MATRITECH Stock; and

           (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of the Purchaser concerning the terms and conditions of the issuance of MATRITECH Stock hereunder and to obtain any additional information that he deems necessary;

Purchase Agreement ADL GmbH                                              Page 29


           (d) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the MATRITECH Stock.


                                    ARTICLE V

                                 INDEMNIFICATION

10         INDEMNIFICATION BY THE SELLERS, PAYMENT

10.1 The Sellers, jointly and severally, shall indemnify and hold the Purchaser and/or, at the discretion of Purchaser, ADL harmless from and against, and agree to defend promptly the Purchaser and/or, at the discretion of Purchaser, ADL from and reimburse the Purchaser and/or, at the discretion of Purchaser, ADL, for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees according to domestic standards and other legal costs and expenses) that the Purchaser and/or ADL may at any time suffer or incur, or become subject to (collectively, the "PURCHASER LOSS") [Schadensersatz gemass ss.ss. 249 ff BGB], as a result of or in connection with:

           (a) any breach or any inaccuracy of any of the representations and warranties [sollte ein garantierter oder zugesicherter Umstand nicht, nicht im angegebenen Umfang oder zu dem vorausgesetzten Zeitpunkt vorliegen] made by the Sellers in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same in accordance with the provisions hereof;

           (b) any failure by the Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabili-

Purchase Agreement ADL GmbH                                              Page 30


                  ties or obligations hereunder or under any of the documents and materials delivered by the Sellers pursuant hereto; and
                  (c) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this
                  Section 10.

           (d) and unknown or contingent liability which becomes known after the Effective Date but which arose prior to the Effective Date.

10.2. Without prejudice to the foregoing, in the event of any violation of the any representations and warranties relating tax, social security payment or other mandatory contributions the sellers will indemnify the Purchaser and/or at the discretion of the Purchaser ADL for the full amount required to put the Purchaser and/or ADL in the position in which they would have been had the violation not occurred i.e. to put them - as the Purchasers may choose - in a position as if any additional taxes or social security contributions arising in the future had been properly reflected in the balance sheet as of December 31, 1999 or to put them in a position as if the loss carry forward warranted had existed as warranted or as if payments which are regarded a constructive dividend had not been paid or made in accordance with the applicable law. Interest assessed on such taxes and social security contributions must be paid by the seller. Any claim arising from or in connection with the tax indemnification clauses hereof shall expire 6 months after a final and binding assessment notice issued by the tax-or social security authorities, following upon a final tax- and social security audit.

10.3. Any Purchaser Loss as defined in 10.1. or 10.2. shall be indemnified with respect to the amount due in cash in DM or, at the sole discretion of the indemnified party, in MATRITECH Stock as valued at the close of trading at the NASDAQ stock exchange and in accordance with the US dollar spot exchange rate published in the Financial Times newspaper of the day on the last business day prior to the date such payment is to be made. The aggregate of any such indemnification payable is capped at a figure of DM1,075,000,--. The Sellers shall not be liable for indemnification payments under Section 10.1 and 10.2. unless the aggregate amount of Purchaser Loss (determined without regard to any materiality qualification contained in

Purchase Agreement ADL GmbH                                              Page 31

         any representations, warranties or covenants giving rise to the claim for indemnity) exceeds DM 5,000,-- and then to the full extent of such Purchaser Loss. The warranty and indemnification relating to loss carry forward and constructive dividends shall not be subject to this provision. Instead, as regards the warranty of a loss carry forward of DM 655,000,-- in clause 7.24 and as regards the warranty that there have been no constructive dividends (verdeckte Gewinnausschuttungen) the Sellers shall not be liable for indemnification payments under
         Section 10.1 and 10.2. unless the aggregate amount of Purchaser Loss p.a. for this warranty exceeds DM 10,000,-- and then to the full extent of such Purchaser Loss.

10.4. To the extend not provided otherwise in clause 10.2. all claims arising under the warranties and representations except such warranties and representations provided for in 7.5. shall expire 5 years from the Effective Date.

11       NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

11.1 A party entitled to be indemnified pursuant to Section 10 hereof, (the "INDEMNIFIED PARTY"), shall notify the party liable for such indemnification (the "INDEMNIFYING PARTY") in writing of any claim or demand (a "CLAIM") that the Indemnified Party has determined, has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article V within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum.

11.2 If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 12.1 hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the In-

Purchase Agreement ADL GmbH                                              Page 32



         demnified Party under Section 10 or 11 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party.

                                  ARTICLE IIII
                              ADDITIONAL AGREEMENTS

12       NOTIFICATION OF TRANSFER OF SHARES

12.1 The notary public is hereby instructed by the parties to notify the sale and purchase of the Shares to ADL pursuant to Section 16 of the German GmbH Act.

12.2 Prior to the above notification, the Sellers shall not, directly or indirectly, adopt any shareholder resolutions in ADL or make any such resolutions, actions or the like, in particular but not limited to shall they not:

         (a) resolve on the payment of, or pay, any dividend on, or make any other distribution in respect of, any of the Shares, or split, combine, redeem or reclassify any of the Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, the Shares;

         (b) issue, deliver, sell, pledge or otherwise encumber any of the Shares, any other voting security issued by ADL or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

         (c) amend the Articles of Incorporation of ADL or any other comparable organizational document;

         (d) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

         (e) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of

Purchase Agreement ADL GmbH                                              Page 33


                  ADL or guarantee any debt security of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

         (f) authorize any of, or commit or agree to take any of, the foregoing actions.

13       SUPPLEMENTARY CONTRACTS, ANCILLARY DOCUMENTATION

13.1 Following the consummation of this Purchase Agreement each Seller hereby agrees to enter into a service or employment, as the case may be, contract with ADL for a minimum term of three years from the Effective Date [according to the terms set out in the master employment contract attached in SCHEDULE 13.1 hereto].

14       CONSENT

14.1 The Board of Directors of Purchaser has approved this Purchase Agreement, upon the terms and subject to the conditions set forth herein.

14.2 The Sellers, hereby acting in their capacity of being the sole shareholders in ADL, hold a shareholder meeting, waive all requirements of form and notice and adopt a shareholder resolution and unanimously declare their respective consent to this Purchase Agreement, as required by law and by ADL's Articles of Incorporation.

14.3 The Sellers hereby waive all and any preemption rights or other rights which they have in respect of the Shares and in accordance with Section 16 of ADL's Articles of Incorporation.

15       NOTICES

15.1 All notices or other communications under this Purchase Agreement shall be in writing and shall be given (and shall be deemed to have been duly given

Purchase Agreement ADL GmbH                                              Page 34


         upon receipt) by delivery in person, by telecopy (with confirmation of receipt), by courier service, or by registered or certified mail, postage prepaid, return receipt requested, at the address specified on the first and second page of this notarial deed or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

16       GOVERNING LAW, LANGUAGE, PLACE OF JURISDICTION

16.1 This Purchase Agreement and all documents supplemental thereto are governed in all respects by and are to be construed in accordance with the laws of the Federal Republic of Germany, except for the provisions in this Purchase Agreement covering the Consideration (other than Purchaser's warranties and representations in this regard), which shall be governed in all respects by and are to be construed in accordance with the internal laws of the State of Delaware, USA.

16.2 The English language text of this Purchase Agreement is definitive, provided, however, that German wording or a legal term which is incorporated in parentheses in the terms of this Purchase Agreement shall be for the avoidance of doubt regarded as a definition of any English language or term to which the German wording or legal term is adhered to and such German wording or legal term shall prevail the English language or term in order to determine the applicable German legal principles and rules.

16.3     The place of jurisdiction shall be Freiburg, Germany.

17       ANNOUNCEMENTS

17.1 The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby or any announcement to a third party shall be made only upon or after the consummation of this Purchase Agreement.

Purchase Agreement ADL GmbH                                              Page 35

         Any such disclosure or announcement shall be coordinated by Purchaser, and none of the Sellers or ADL shall make any such disclosure or announcement without the prior written consent of Purchaser.

18       FEES AND EXPENSES

18.1 Each of the Parties is to be solely responsible for the payment of all of its costs and fees incurred in the negotiation and completion of this purchase agreement and in all matters arising from it. Any notarial fees payable will be split equally between the Purchaser and the Sellers.

19       LOAN AGREEMENT

19.1 By an agreement (the "LOAN AGREEMENT") made 30 June 1998 Franz Maier (the "VENDOR") as majority shareholder and sole managing director of ADL consolidated previous loans made by him and third parties to ADL and debts to ADL acquired by him with a further loan. At 1 July 1998 ADL's indebtedness to Franz Maier was DEM 178,589.72. A list with the history of the Loan Agreement is attached hereto as Schedule 19.1. The Loan is subordinated in accordance with the subordination agreement dated 23 March 2000 (Schedule 19.2.).

19.2. The Vendor herewith assigns to the Purchaser (and the Purchaser accepts such assignment) the Loan Agreement, in particular the rights, title and interest in all monies payable under the Loan Agreement and any previous loan agreements and all interest and other money (if any) now due and subsequently to become due in respect thereof (the "DEBTS") absolutely free and clear of any rights of third parties, all mortgages, charges, pledges, liens, trusts, claims and other interests. In addition, the Vendor assigns the Subordination Agreement dated 23 March 2000 (Schedule 19.2) to the Purchaser since it forms part of the terms and conditions of the loan. The Vendor warrants that the loan assigned is absolutely free and clear of any rights of third parties, all mortgages, charges, pledges, liens, trusts, claims and other interests.

Purchase Agreement ADL GmbH                                              Page 36


19.3. In consideration for the assignment the Purchaser shall pay to the Vendor DEM200.000 but not in cash but in MATRITECH Stock valued at the Market Price determined in accordance with Section 5.1. To effect such payment the Purchaser shall procure the issue to the Vendor of that number of shares of non-registered MATRITECH Stock valued at the Market Price at DEM200.000 (the "LOAN CONSIDERATION").

19.4     If the Purchaser exercises its Call Option, as provided for in Sections
         5.2. and 5.3. hereof, with respect to the shares held by the Vendor, such Call Option shall also apply to the Loan Consideration.

19.5 The Vendor, in his capacity as sole Managing Director of ADL herewith gives the consent of ADL to such assignment.

20       ENTIRE AGREEMENT

         This Purchase Agreement and the documents, Schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

21       SEVERABILITY

21.1 If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of

Purchase Agreement ADL GmbH                                              Page 37


         being enforced, the invalid, illegal or incapable term or other provision is substituted by such valid, legal or capable term or other provision so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

21.2 The provisions in Section 21.1 shall apply accordingly should this Purchase Agreement contain any lacuna. In order to fill the lacuna any such legal or capable term or other provision shall apply that comes nearest to what the parties have agreed upon or would have agreed upon had they considered this fact.

THIS NOTARIAL DEED together with the Schedules attached hereto was read out by the notary public to the persons present, the contents of which was approved by them, and then signed by them and the notary public, each in his own hand.





/s/ Petra Urban                             /s/ Stephan Schmidt
-------------------------------             ------------------------------------
    Petra Urban                                 Stephan Schmidt



                                            /s/ Dr. Heinz L. Bauer
                                            ------------------------------------
                                                Dr. Heinz L. Bauer
                                                notary public